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Exhibit 10.5      MATERIAL CONTRACTS

DISCLOSURE AND OPTION TO LICENSE AGREEMENT (THE "AGREEMENT") DATED AS OF APRIL 1, 2000, BY AND BETWEEN KYOCERA CORPORATION, A CORPORATION ORGANIZED UNDER THE LAWS OF JAPAN ("KC"), AND AVX CORPORATION, A DELAWARE CORPORATION ("AVX")



WHEREAS KC is engaged in the development, manufacture and sale of multilayer ceramic capacitors and various other ceramic products and possesses patents or patent applications, know-how and other valuable confidential information as to such developments, manufacture and products;

WHEREAS AVX is also engaged in the development, manufacture and sale of multilayer ceramic capacitors and various other ceramic products and possesses patents or patent applications, know-how and other valuable confidential information as to such developments, manufacture and products; and

WHEREAS KC and AVX are each desirous of engaging in an exchange of their respective valuable confidential information in order to promote the technical progress of each of the companies.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings for purposes of this Agreement unless otherwise clearly required by the context:

SECTION 1.01. DISCLOSING PARTY. "Disclosing Party" shall mean the party hereto that discloses Confidential Information to the other party as contemplated in this Agreement.

SECTION 1.02. RECEIVING PARTY. "Receiving Party" shall mean the party hereto that receives Confidential Information from the other party as contemplated in this Agreement.

SECTION 1.03. CONFIDENTIAL INFORMATION. "Confidential Information" shall mean all of the technical and other information, know-how and data (including without limitation designs, drawings, manuals, procedures, techniques, processes, methods, practices, specifications and the like) relating to the manufacture or use of multilayer ceramic capacitors and various other technical ceramic products. Confidential Information shall include all information and documents marked "confidential," "proprietary" or by some similar designation and all other information and documents not so marked, but which the Receiving Party believes or reasonably should believe are confidential or proprietary information of the Disclosing Party.

ARTICLE II

EXCHANGE OF CONFIDENTIAL INFORMATION

During the term of this Agreement, KC and AVX shall exchange Confidential Information at such times, by such means and at such places as shall from time to time be mutually agreed upon by KC and AVX.





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ARTICLE III

RESTRICTIONS ON DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION

The Receiving Party acknowledges that the Confidential Information is a valuable proprietary asset of the Disclosing Party. The Receiving Party acknowledges that disclosure by the Disclosing Party to the Receiving Party of any of the Confidential Information, whether written, oral or in any other form or medium, is made in strictest confidence and solely for the limited purposes defined by this Agreement. The Receiving Party agrees that:

(a) the Receiving Party shall not employ any of the Confidential Information of the Disclosing Party in a product that is sold by the Receiving Party or in the manufacture of such a product unless the Disclosing party agrees in writing to such use, which the Disclosing Party may agree to in its sole discretion or may only agree to pursuant to a royalty-bearing license agreement as provided for in
Article VI;

(b) the Receiving Party shall at all times use its best efforts to maintain the Confidential Information as confidential and secret. The Receiving Party shall at all times use at least the same degree of care to avoid unauthorized disclosure, use or publication of any of the Confidential Information as it employs and as a prudent business person would employ with respect to its own confidential information;

(c) the Receiving Party may disclose the Confidential Information to its own employees so long as the Receiving Party has determined prior to such disclosure that disclosure to such employees is reasonably necessary, that such employees are aware of the confidential nature of the Confidential Information and of the obligation of the Receiving Party under this Agreement and that such employee is by contract, or by local custom, enforceably obligated to maintain the confidentiality of such information and is obligated to perform the obligations of the Receiving Party set forth in this Agreement;

(d) the Receiving Party shall not disclose any of the Confidential Information to any individual or entity outside of the Receiving Party without the prior written consent of the Disclosing Party in each instance, which consent may be withheld for any reason or for no reason and, if granted, may be granted on such terms as the Disclosing Party may in its sole discretion establish from time to time;

(e) the Receiving Party shall not any time use any of the Confidential Information to provoke an interference with any patent application which the Disclosing Party has filed or hereafter may file with respect to any products or any of the Confidential Information or to amend any claim in any pending patent application to expand the claim to read on, cover or dominate any invention (whether or-not patentable) disclosed in the Confidential Information;

(f) the Confidential Information shall at all times remain the property of the Disclosing Party and no license in such Confidential Information shall be implied. Except as provided in Article VI below, the Receiving Party acknowledges that it acquires no right, title or interest in or to any of the Confidential Information by reason of the Disclosing Party's disclosure of any of the Confidential Information under this Agreement; and

(g) immediately following each and every request by the Disclosing Party, the Receiving Party shall return to the Disclosing Party all documents and materials of any nature (and copies thereof) comprising the Confidential Information given to or in the possession of the Receiving Party.





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ARTICLE IV

LIMITATION

The Receiving Party shall have no obligation with respect to any Confidential Information which:

(a) is already known to the Receiving Party and with respect to which the Receiving Party notifies the Disclosing Party within 30 days after disclosure that such Confidential Information is already known to the Receiving Party;

(b) is or becomes publicly known through no wrongful act of the Receiving Party;

(c) is disclosed to the Receiving Party by a third person not in violation of any obligation of nondisclosure owed to the Disclosing Party; or

(d) is approved for released by written authorization of the Disclosing Party.

The receiving Party has the burden of proving the existence of any of the above exceptions. The Disclosing Party has the right to inspect the Receiving Party's records to determine the source of any Confidential Information claimed to be within any of the above exceptions.

ARTICLE V

ENFORCEMENT

In the event of any breach or threatened breach by the Receiving Party of any of the provisions of Article III above, the Disclosing Party, in addition to any other rights and remedies, shall, without the necessity of proving actual damages or the posting of any bond or similar security, be entitled to temporary and permanent injunctive relief to prevent such breach or threatened breach.

ARTICLE VI

LICENSE REQUEST

SECTION 6.01. REQUEST FOR LICENSE. At any time during the term of this Agreement, the Receiving Party shall have the right to request a license from the Disclosing Party as to any of the Confidential Information and the applicable patents (if any) of the Disclosing Party relating thereto.

SECTION 6.02. EXERCISE OF OPTION. The request of the Receiving Party to license such Confidential Information and applicable patents (if any) of the Disclosing Party relating thereto shall be exercised by delivery to the Disclosing Party of a written request specifying the Confidential Information and patents (if any) relating thereto that the Receiving Party desires to license.

SECTION 6.03. TERMS OF LICENSE. Upon receiving such a request pursuant to
Section 6.02, the Disclosing Party may decline to license such Confidential Information or it may elect to attempt to agree upon the terms and provisions of such license, which may include, without limitation, a royalty rate and/or other payment for the licensing of such Confidential Information and patents (if any); provided, however, that such agreed upon rate and/or other payment shall be equivalent to that which an independent unrelated party would agree to at arm's-length. The parties acknowledge that the terms of any such license are subject to the approval of the AVX Board of Directors (or the Special Advisory Committee thereof). The agreed upon rate and/or other payment shall be







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documented and supported at the time of the agreement between the parties hereto. In the event that the parties hereto are unable to agree upon a rate and/or other payment, then no license will be granted.

ARTICLE VII

NO IMPLIED LICENSE

Except as provided in Article VI above, nothing contained herein shall be deemed to constitute the grant by either party hereto to the other of any right, title, interest or license in or to any confidential information, trademarks, copyrights, trade secrets, patents, patent applications or other proprietary rights.

ARTICLE VIII

TERM AND TERMINATION

SECTION 8.01. TERM. The term of this Agreement shall run for 5 years from April 1, 2000. This Agreement may be continued by the mutual agreement of the parties for one year and for each one year thereafter, upon terms then negotiated. In the event of the termination or expiration of the term of this Agreement, except as otherwise provided in Section 6.03 of this Agreement, each party shall return to the other party all documents and materials of any nature (and copies thereof) comprising Confidential Information given to or in the possession of such other party.

SECTION 8.02. TERMINATION. This Agreement may be terminated immediately at the option of one party in case the other party becomes involved in receivership, bankruptcy or insolvency proceedings or in the event of action by any government which would render impossible performance of any obligations under this Agreement by either party. In any case wherein a breach of any of the covenants of this Agreement by either party is not remedied within a 90 day period, this Agreement may be terminated if written notice of default without such 90 day remedy is given by the other party in the manner provided in Section 9.08 of this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. ARBITRATION. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or breach thereof, shall be finally settled by arbitration pursuant to the Japan-America Trade Arbitration Agreement of September 16, 1952, by which each party hereto is bound. Such Arbitration shall be held in Osaka, Japan if initiated by AVX and shall be held in South Carolina if initiated by Kyocera.

SECTION 9.02. WAIVER. The failure of either party to enforce at any time any provision of this Agreement or to require at any time performance by the other party of any provision hereof will not be construed to be a present or future waiver of such provisions or in any way affect the validity of this Agreement or any provision hereof or the right of the other party thereafter to enforce each and every such provision. One or more express waivers by either party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement, unless so provided in a writing signed by the parties hereto.

SECTION 9.03. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the complete and full understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements or understandings between the parties hereto relating to the subject matter thereof. This Agreement may not be modified or amended except with the written consent of both parties.





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SECTION 9.04. ASSIGNMENT. This Agreement and the rights and obligations of a party under this Agreement may not be assigned or transferred without the prior written consent of the other party hereto.

SECTION 9.05. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one instrument. Counterparts may be delivered by facsimile.

SECTION 9.06. SEVERABILITY. If any provision or provisions hereof shall, to any extent, be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and will be valid and enforceable to the fullest extent permitted by law.

SECTION 9.07. CAPTIONS. Captions contained in this Agreement are inserted as a matter of convenience and do not define, limit, extend or describe the scope of this Agreement or the intent of any provision.

SECTION 9.08. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail (return receipt requested) or reputable overnight courier service, and shall be deemed given when so delivered by hand, telexed cabled or telecopied, or if mailed, ten days after mailing (two business days in the case of express mail or overnight courier service), as follows (or at such other address for a party as may be specified by like notice):

KYOCERA CORPORATION
6 Takeda Tobadono-cho,
Fushimi-ku, Kyoto 612-8501, Japan

Attention: President

AVX CORPORATION
17th Avenue South
Myrtle Beach, South Carolina 29577
U.S.A.

 Attention:   Chief Financial Officer

SECTION 9.09. NO THIRD PARTY BENEFICIARIES. AVX and KC agree that the execution, delivery and performance of this Agreement are not intended to create any contractual rights benefiting any third parties and that in the event of breach or failure to perform by either party of its covenants or agreements contained in this Agreement such party shall be liable only to the other party hereto.

SECTION 9.10. GOVERNING LAW. This Agreement shall be governed and interpreted in accordance with the internal laws of South Carolina applicable to agreements made and to be performed entirely within such State, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

KYOCERA CORPORATION,                           AVX CORPORATION

by                                         by

  /s/ YASUO NISHIGUCHI                         /s/ BENEDICT P. ROSEN
  --------------------------------             --------------------------
  Name: Yasuo Nishiguchi                       Name: Benedict P. Rosen
  Title: President                             Title: Chief Executive Officer






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